Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
FPT INDUSTRIES LLC
This Certificate of Amendment to Certificate of Formation of FPT Industries LLC, (the “Company”) is being executed for the purpose of amending the Certificate of Formation of the Company, pursuant to Section 18-202 of the Delaware Limited Liability Company Act.
The undersigned does hereby certify that:
1.    The Certificate of Formation of the Company was filed with the Delaware Secretary of State on November 15, 2023.
2.    The Certificate of Formation of the Company is hereby amended by deleting and replacing the paragraph in its entirety as follows:
“2.    The Registered Office of the limited liability company in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.”
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation of the Company this   1   day of      March     , 2024.